Contact:	Patrick E. Beans Chief Financial Officer 402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
THIRD QUARTER 2007 RESULTS AND FOURTH QUARTER DIVIDEND

Company Reports Record Revenue and Earnings

LINCOLN, Nebraska (November 6, 2007) — National Research Corporation (NASDAQ:NRCI) today announced results for the third quarter ended September 30, 2007.

•	Quarterly revenue increased by 5%
•	Quarterly net income increased by 7%
•	Quarterly diluted earnings per share of $0.36
•	Quarterly net new contracts of $2.5 million

        Commenting on the third quarter results, Michael D. Hays, chief executive officer of National Research Corporation, said, “Posting record revenue and earnings is a great achievement and we’re always pleased to exceed EPS estimates. However, our revenue growth rate is not at plan given our 20% plus increase in commercial contract value has gone towards replacing government sector revenues. Once that has been worked through, I personally feel our performance will be more rewarding.”

        Revenue for the quarter ended September 30, 2007, was $14.0 million, compared to $13.3 million for the same period in 2006. Net income for the quarter ended September 30, 2007, was $2.5 million, or $0.36 per basic and diluted earnings per share, compared with net income of $2.3 million, or $0.34 per basic and diluted earnings per share, in the prior year period.

        Revenue for the nine months ended September 30, 2007, increased 14% to $38.1 million, compared to $33.5 million for the same period in 2006. Net income for the nine months ended September 30, 2007, increased 17% to $5.7 million, resulting in $0.84 per basic and $0.82 per diluted earnings per share, up 18% and 17%, respectively, over the same period in 2006.

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NRCI Announces Third Quarter Results

November 6, 2007

        In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “Even with the modest revenue growth in the third quarter 2007, period over period we exceeded our operating and net income targets placing our year-to-date net income of 15% right at model. The continual growth in higher margin subscription-based products is clearly benefiting the Company.”

        The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.12 (twelve cents) per share payable December 31, 2007, to shareholders of record as of the close of business on December 17, 2007.

        A listen-only simulcast of National Research Corporation’s year-end conference call will be available online at www.earnings.com on November 7, 2007, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately an hour later and continue for 30 days.

        National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

        This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces Third Quarter Results

November 6, 2007

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$13,952	$13,313	$38,102	$33,453
Operating expenses:
Direct expenses	5,930	5,761	16,744	14,841
Selling, general and administrative	3,240	2,960	9,890	9,009
Depreciation and amortization	672	600	1,922	1,570

Total operating expenses	9,842	9,321	28,556	25,420

Operating income	4,110	3,992	9,546	8,033
Other income (expense):
Interest income	32	18	101	156
Interest expense	(110)	(225)	(413)	(317)
Other, net	21	7	88	(17)

Total other income (expense)	(57)	(200)	(224)	(178)
Income before income taxes	4,053	3,792	9,322	7,855
Provision for income taxes	1,558	1,450	3,592	2,977

Net income	$2,495	$2,342	$5,730	$4,878

Net income per share, basic	$0.36	$0.34	$0.84	$0.71

Net income per share, diluted	$0.36	$0.34	$0.82	$0.70

Weighted average shares outstanding:
Basic	6,851	6,845	6,846	6,836
Diluted	7,013	6,986	6,995	6,951

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NRCI Announces Third Quarter Results

November 6, 2007

NATIONAL RESEARCH CORPORATION
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	Sept. 30, 2007	Dec. 31, 2006
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$2,059	$876
Short-term investments	497	1,110
Accounts receivable, net	10,136	6,734
Income taxes recoverable	--	898
Other current assets	2,425	3,379

Total current assets	15,117	12,997
Net property and equipment	11,523	11,716
Other, net	37,401	36,819

Total Assets	$64,041	$61,532

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,333	$1,511
Deferred revenue	10,535	8,264
Accrued compensation	1,692	1,594
Income taxes payable	843	--
Notes payable	1,036	3,110

Total current liabilities	15,439	14,479
Non-current liabilities	6,988	10,303

Total Liabilities	22,427	24,782

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 7,878,506 in 2007 and 7,837,848 in 2006;
outstanding 6,923,894 in 2007 and 6,890,631 in 2006	8	8
Additional paid-in capital	23,078	21,820
Retained earnings	29,726	26,488
Accumulated other comprehensive income	907	358
Treasury stock	(12,105)	(11,924)

Total shareholders’ equity	41,614	36,750

Total liabilities and shareholders’ equity	$64,041	$61,532

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